UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒  Definitive Proxy Statement
☐  Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Genuine Parts Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS
April 18, 2005

TO THE SHAREHOLDERS OF GENUINE PARTS COMPANY:
      The 2005 Annual Meeting of Shareholders of Genuine Parts Company, a Georgia corporation, will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia, on the 18th day of April, 2005, at 10:00 a.m., for the following purposes:

(1) To elect three Class I directors for a three-year term ending at the 2008 Annual Meeting of Shareholders;

(2) To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2005;

(3) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.
      Information relevant to these matters is set forth in the attached proxy statement. Only holders of record of Common Stock at the close of business on February 11, 2005 will be entitled to vote at the meeting.
      The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

By Order of the Board of Directors,

CAROL B. YANCEY
Vice President — Finance and Corporate Secretary
Atlanta, Georgia
March 4, 2005
      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE, OR YOU CAN VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

GENUINE PARTS COMPANY
2999 Circle 75 Parkway
Atlanta, Georgia 30339

PROXY STATEMENT
ANNUAL MEETING — APRIL 18, 2005
      This Proxy Statement is being furnished to the shareholders of Genuine Parts Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2005 Annual Meeting of Shareholders to be held on Monday, April 18, 2005, at 10:00 a.m. local time and at any reconvened meeting following any adjournment thereof. The Annual Meeting will be held at the Company’s headquarters, 2999 Circle 75 Parkway, Atlanta, Georgia.
      This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 4, 2005. The Company’s 2004 annual report to the shareholders, including financial statements for the year ended December 31, 2004, is enclosed herewith.
      Shareholders of record can simplify their voting and reduce the Company’s costs by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are set forth on the enclosed proxy card. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. These procedures enable shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on the voting processes of the applicable bank or broker; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign and return the proxy card at your earliest opportunity.
      All proxies properly voted by telephone or the Internet and all properly executed written proxy cards that are delivered in accordance with this solicitation (and not later revoked) will be voted in accordance with instructions given in the proxy. When voting for director nominees, you may (1) vote FOR all nominees, (2) WITHHOLD AUTHORITY to vote for all nominees, or (3) WITHHOLD AUTHORITY to vote for one or more nominees but vote FOR the other nominees. With regard to the proposal to ratify the selection of independent auditors, you may vote FOR or AGAINST the proposal or you may ABSTAIN from voting.
      A shareholder who submits a proxy pursuant to this solicitation may revoke it at any time prior to its exercise at the Annual Meeting. Such revocation may be by delivery of written notice to the Corporate Secretary of the Company at the Company’s address shown above, by delivery of a proxy bearing a later date, or by voting in person at the Annual Meeting.
      At the close of business on the record date for the Annual Meeting, which was February 11, 2005, the Company had outstanding and entitled to vote at the Annual Meeting 174,717,403 shares of Common Stock. On each proposal presented for a vote at the Annual Meeting, each shareholder is entitled to one vote per share of Common Stock held as of the record date. A quorum for the purposes of all matters to be voted on shall consist of shareholders representing, in person or by proxy, a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares represented at the Annual Meeting that are withheld or abstained from voting will be considered present for purposes of determining a quorum at the Annual Meeting. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.
      The vote required for the election of directors and the ratification of the selection of independent auditors is a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the

Annual Meeting. Because votes withheld and abstentions will be considered as present and entitled to vote at the Annual Meeting, they will have the same effect as a vote “against” such proposal.
PLEASE NOTE — IMPORTANT NOTICE REGARDING
DELIVERY OF SHAREHOLDER DOCUMENTS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
      The Securities and Exchange Commission rules permit us, with your permission, to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (770) 953-1700 or by writing to us at any time at the following address: Investor Relations, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339.
      A majority of brokerage firms have instituted householding. If your family has multiple holdings in the Company, you may have received householding notification directly from your broker. Please contact your broker directly if you have any questions, if you require additional copies of the proxy statement or annual report, if you are currently receiving multiple copies of the proxy statement and annual report and wish to receive only a single copy or if you wish to revoke your decision to household and thereby receive multiple statements and reports. These options are available to you at any time.
PROPOSAL 1
ELECTION OF DIRECTORS
      The Board of Directors of the Company currently consists of eleven directors, divided into two classes of four directors each and one class of three directors, with the terms of office of each class being three years and ending in successive years. The terms of directors in Class I expire on the date of this Annual Meeting. The current directors in Class II and Class III will continue in office.
      The shareholders are being asked to vote on the election of three nominees for director in Class I. The Class I nominees will serve for terms of three years each and until their successors are duly elected and qualified or until their earlier resignation, retirement, disqualification, removal from office or death. All of the nominees are presently directors and have been nominated for re-election by the Compensation, Nominating and Governance Committee of the Board of Directors. In the absence of contrary instructions, proxies will be voted for the election of the three nominees whose names appear below. In the event that any nominee is unable to serve (which is not anticipated), the Board of Directors may:

•	designate a substitute nominee, in which case the persons designated as proxies will cast votes for the election of such substitute nominee;

•	allow the vacancy to remain open until a suitable candidate is located and nominated; or

•	adopt a resolution to decrease the authorized number of directors.
      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

      Set forth below is the name of each nominee and each director continuing in office, their ages as of the date of this proxy statement, principal occupations and the year each of them first joined the Board. For information concerning membership on committees of the Board of Directors, see “Corporate Governance — Board Committees” below.
NOMINEES FOR DIRECTOR
CLASS I
Term expiring at the 2008 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Thomas C. Gallagher	57	Chairman of the Board, President and Chief Executive Officer	1990
John D. Johns	53	Director	2002
Lawrence G. Steiner	66	Director	1972
      Mr. Gallagher has been President of the Company since 1990, Chief Executive Officer since August 2004 and Chairman of the Board since February 21, 2005. Mr. Gallagher is a director of Oxford Industries, Inc. and STI Classic Funds. Mr. Gallagher served as Chief Operating Office of the Company from 1990 until August 2004.
      Mr. Johns is Chairman, President and Chief Executive Officer of Protective Life Corporation in Birmingham, Alabama and serves as a director for Protective Life and Annuity Insurance Company and Protective Life Insurance Company, two of Protective Life Corporation’s subsidiaries. Mr. Johns has served as President and Chief Executive Officer of Protective Life since January 2002 and became Chairman as of January 2003. He served as President and Chief Operating Officer of Protective Life from August 1996 through December 2001, and from October 1993 through August 1996 he served as Executive Vice President and Chief Financial Officer. Mr. Johns is also a director of Alabama National BanCorporation and John H. Harland Company.
      Mr. Steiner retired in 2003 as Chairman of the Board and Chief Executive Officer of Ameripride Services Inc. Mr. Steiner became Chief Executive Officer of Ameripride Services Inc. in 2001 and served as President of Ameripride Services Inc. from 1979 through 2000. Mr. Steiner served as Chairman of the Board of Ameripride Services Inc. from 1992 until 2003. Mr. Steiner continues to serve as a director and consultant for Ameripride Services Inc. Ameripride Services Inc. is headquartered in Minneapolis, Minnesota and is engaged in the business of linen and garment rental.
MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
CLASS II
Term expiring at the 2006 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Dr. Mary B. Bullock	60	Director	2002
Richard W. Courts, II	69	Director	1998
Larry L. Prince	66	Chairman of the Executive Committee	1978
James B. Williams	71	Director	1980
      Dr. Bullock is President of Agnes Scott College in Atlanta, a position she has held since 1995.
      Mr. Courts is Chairman of the Board of Directors of Atlantic Investment Company, a position he has held since 1992, following his service as President from 1970 to 1992. Atlantic Investment Company is headquartered in Atlanta, Georgia and is engaged in the business of real estate and capital investments. Mr. Courts is also a director of STI Classic Funds and Cousins Properties, Inc.

      Mr. Prince is Chairman of the Executive Committee of the Board of Directors of the Company. Mr. Prince served as Chairman of the Board from 1990 through February 21, 2005 and as Chief Executive Officer from 1989 through August 2004. He is also a director of Crawford & Company, Equifax Inc., John H. Harland Company and SunTrust Banks, Inc.
      Mr. Williams was Chairman of the Executive Committee of SunTrust Banks, Inc. from 1998 until April 20, 2004. Mr. Williams was Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc. from 1991 to 1998. Mr. Williams was a member of the Board of Directors of SunTrust Banks, Inc. from 1984 through April 2004. He served as President of SunTrust Banks, Inc. from 1990 to 1991. Mr. Williams is also a director of The Coca-Cola Company, Georgia-Pacific Corporation, Rollins, Inc., RPC, Inc. and Marine Products Corporation.
CLASS III
Term expiring at the 2007 Annual Meeting

			Year First
Name	Age	Position with the Company	Elected Director

Wendy B. Needham	52	Director	2003
Jean Douville	61	Director	1992
Michael M.E. Johns, M.D.	63	Director	2000
J. Hicks Lanier	64	Director	1995
      Ms. Needham was Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003 and a Principal, Automotive Research, for Donaldson, Lufkin and Jenrette from 1994 to 2000. Ms. Needham is a director of Metaldyne Corporation.
      Mr. Douville is the Chairman of the Board of Directors of our wholly-owned subsidiary UAP Inc., having been a director since 1981 and Chairman since 1992. He served as President of UAP Inc. from 1981 through 2000 and as Chief Executive Officer from 1982 through 2000. UAP Inc. is a distributor of automotive replacement parts headquartered in Montreal, Quebec, Canada. Mr. Douville is Chairman of the Board of Banque Nationale du Canada.
      Dr. Johns has served since June 1996 as Executive Vice President for Health Affairs, Emory University; Chief Executive Officer of the Robert W. Woodruff Health Sciences Center; and Chairman of Emory Healthcare, Emory University. From 1990 to June 1996, Dr. Johns served as Dean of the School of Medicine, Johns Hopkins University. Dr. Johns is a director of I-Trax Inc.
      Mr. Lanier has served as Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc. since 1981 and a director of Oxford Industries, Inc. since 1969. Mr. Lanier served as President of Oxford Industries, Inc. from 1977 to 2003. Oxford Industries, Inc. is an apparel manufacturer headquartered in Atlanta, Georgia. Mr. Lanier is also a director of Crawford & Company, SunTrust Banks, Inc. and West Point Stevens, Inc.
CORPORATE GOVERNANCE
Independent Directors
      The Company’s Common Stock is listed on the New York Stock Exchange. The NYSE requires that a majority of the directors be “independent directors,” as defined in the NYSE corporate governance listing standards. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that a majority of the Company’s directors are independent directors on the basis of the NYSE corporate governance listing standards and an analysis of all facts specific to each director. The independent directors are Mary B. Bullock, Richard W. Courts, II, John D. Johns,

Michael M.E. Johns, M.D., J. Hicks Lanier, Wendy B. Needham, Lawrence G. Steiner and James B. Williams.
Non-Management Director Meetings and Presiding Independent Director
      Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet separately from the other directors in regularly scheduled executive sessions at least annually and at such other times as may be scheduled by the Chairman of the Board or by the presiding independent director or as may be requested by any non-management director.
      The independent directors serving on the Company’s Board of Directors have appointed J. Hicks Lanier to serve as the Board’s presiding independent director. During 2004, the independent directors held two meetings without management. Mr. Lanier presided over both of these meetings. Interested parties who wish to communicate with the presiding independent director or the non-management directors as a group should follow the procedures found in this proxy statement under “Shareholder Communications.”
Recent Action with Respect to Shareholder Rights Plan
      On November 15, 2004, the Board of Directors of Genuine Parts Company considered carefully the action by the Company’s shareholders in approving by a majority vote at the Company’s 2004 Annual Meeting a shareholder proposal challenging its shareholder rights plan, as well as considering other pertinent matters. The plan authorized a dividend of one preferred share purchase right (a “Right”) for each share of the Company’s Common Stock outstanding with each Right representing the right to purchase one ten-thousandth of a share of Series A Junior Participating Preferred Stock. The Board voted to terminate these Rights effective November 30, 2004. The Rights were subject to the terms and conditions of a Shareholder Protection Rights Agreement, dated as of November 15, 1999 (the “Rights Agreement”), by and between the Company and SunTrust Bank, Atlanta, as Rights Agent. Pursuant to the terms and conditions of the Rights Agreement, the Board’s action to terminate the Rights caused the Rights Agreement to simultaneously expire.
      In conjunction with the termination of the Rights Plan, the Board adopted the following policy concerning future adoption of any shareholder rights plan:

The Board of Directors shall obtain shareholder approval prior to adopting any shareholder rights plan; provided, however, that the Board may act on its own to adopt a shareholder rights plan if a majority of the independent Directors of the Board, exercising their fiduciary duties under Georgia law, determine that such submission to shareholders would not be in the best interests of shareholders under the circumstances.
      Also in conjunction with the termination of the Rights Plan and pursuant to the provisions of the Georgia Business Corporations Code, the Board amended and restated the Company’s Articles of Incorporation to remove the provisions related to the Rights Plan.
Director Nominating Process
      Shareholders may recommend a director nominee by writing to the Corporate Secretary specifying the nominee’s name and the other required information set forth in the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.genpt.com. All recommendations should include the written consent of the nominee to be nominated for election to the Company’s Board of Directors. To be considered, recommendations must be received by the Company at least 120 calendar days prior to the date of the Company’s proxy statement for the prior year’s Annual Meeting of Shareholders and include all required information to be considered. In the case of the 2006 Annual Meeting of Shareholders, this deadline is November 4, 2005. All recommendations will be brought to the attention of the Compensation, Nominating and Governance Committee.
      The Compensation, Nominating and Governance Committee annually reviews the appropriate experience, skills and characteristics required of Board members in the context of the current membership of the Board. This assessment includes among other relevant factors, in the context of the perceived needs of the Board at that time, issues of experience, reputation, judgment, diversity and skills.

      The Company’s Board of Directors has established the following process for the identification and selection of candidates for director. The Compensation, Nominating and Governance Committee, in consultation with the Chairman of the Board, shall periodically examine the composition of the Board and determine whether the Board would better serve its purposes with the addition of one or more directors. If the Compensation, Nominating and Governance Committee determines that adding a new director is advisable, the Committee shall initiate the search, working with other directors, management and, if it deems appropriate or necessary, a search firm retained to assist in the search. The Compensation, Nominating and Governance Committee shall consider all appropriate candidates proposed by management, directors and shareholders. Information regarding potential candidates shall be presented to the Compensation, Nominating and Governance Committee and the Committee shall evaluate the candidates based on the needs of the Board at that time and issues of experience, reputation, judgment, diversity and skills, as set forth in the Company’s Corporate Governance Guidelines. Potential candidates will be evaluated according to the same criteria, regardless of whether the candidate was recommended by shareholders, the Compensation, Nominating and Governance Committee, another director, Company management or another third party. The Compensation, Nominating and Governance Committee shall then meet to consider the selected candidate(s) and submit the approved candidate(s) to the full Board of Directors for approval and recommendation to the shareholders.
Shareholder Communications
      The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee, the presiding independent director, the non-management directors as a group, or individual directors. Shareholders who wish to communicate with the Board, a Board committee or any such other individual director or directors may do so by sending written communications addressed to the Board of Directors, a Board committee or such individual director or directors, c/o Corporate Secretary, Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia 30339. This information is also contained on the Company’s website at www.genpt.com. All communications will be compiled by the Secretary of the Company and forwarded to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication shall be forwarded to all members of the Board of Directors.
Corporate Governance Guidelines
      The Board of Directors has adopted Corporate Governance Guidelines that give effect to the NYSE corporate governance listing standards and various other corporate governance matters. The Company’s Corporate Governance Guidelines, as well as the charters of the Compensation, Nominating and Governance Committee and the Audit Committee, are available on the Company’s website at www.genpt.com and are available in print by contacting the Corporate Secretary by mail at Genuine Parts Company, 2999 Circle 75 Parkway, Atlanta, Georgia, or by telephone at (770) 953-1700.
Code of Conduct and Ethics
      The Board of Directors has adopted a Code of Conduct and Ethics and a Code of Conduct and Ethics for Senior Financial Officers, both of which are available on the Company’s website at www.genpt.com. These Codes of Conduct and Ethics comply with NYSE and SEC requirements, including procedures for the confidential, anonymous submission by employees or others of any complaints or concerns about the Company or its accounting, internal accounting controls or auditing matters. The Company will also mail these materials to any shareholder who requests a copy. Requests may be made by contacting the Corporate Secretary as described above under “Corporate Governance Guidelines.”
Annual Performance Evaluations
      The Company’s Corporate Governance Guidelines provide that the Board of Directors shall conduct an annual evaluation to determine, among other matters, whether the Board and the Committees are functioning effectively. The Audit Committee and the Compensation, Nominating and Governance Committee are also required to each conduct an annual self-evaluation. The Compensation, Nominating and Governance Committee is responsible for overseeing this self-evaluation process. Each of the Board, Audit Committee and

Compensation, Nominating and Governance Committee conducted an annual self-evaluation process during 2004.
Board Attendance
      During 2004, the Board of Directors held four meetings. All of the directors attended at least 75% of the aggregate total number of meetings of the Board of Directors and meetings of committees of the Board on which they served. All of the Company’s directors are encouraged to attend the Company’s Annual Meeting. All of the Company’s directors were in attendance at the Company’s 2004 Annual Meeting.
Board Committees
      The Board presently has three standing committees. Certain information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during 2004 is described below:

Executive Committee. The Executive Committee is authorized, to the extent permitted by law, to act on behalf of the Board of Directors on all matters that may arise between regular meetings of the Board upon which the Board of Directors would be authorized to act. The current members of the Executive Committee are Larry L. Prince (Chairman), Richard W. Courts, II, Thomas C. Gallagher and James B. Williams. During 2004, this committee held five meetings.

Audit Committee. The Audit Committee’s main role is to assist the Board of Directors with oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. As part of its duties, the Audit Committee assists in the oversight of (a) management’s assessment of, and reporting on, the effectiveness of internal control over financial reporting, (b) the independent auditor’s integrated audit, which includes expressing an opinion on the conformity of the Company’s audited financial statements with United States generally accepted accounting principles and (c) the independent auditor’s audit of the Company’s internal control over financial reporting, which includes expressing an opinion on management’s assessment of the effectiveness of the internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s accounting and financial reporting process and has the authority and responsibility for the appointment, retention and oversight of the Company’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. The Audit Committee annually reviews and approves the firm to be engaged as independent auditors for the Company for the next fiscal year, reviews with the independent auditors the plan and results of the audit engagement, reviews the scope and results of the Company’s procedures for internal auditing and monitors the design and maintenance of the Company’s internal accounting controls. The Audit Committee Report appears on page 22 of this proxy statement. A current copy of the written charter of the Audit Committee is available on the Company’s website at www.genpt.com.

The current members of the Audit Committee are James B. Williams (Chairman), Michael M.E. Johns, M.D., Wendy B. Needham, Mary B. Bullock and Lawrence G. Steiner. All members of the Audit Committee are independent of the Company and management, as defined in Sections 303.01(B)(2)(a) and (3) and 303A.02 of the New York Stock Exchange listing standards. The Board has determined that all members of the Audit Committee meet the financial literacy requirements of the NYSE corporate governance listing standards. During 2004, the Audit Committee held five meetings.

The Board of Directors has determined that both James B. Williams and Wendy B. Needham, members of the Audit Committee, meet the requirements adopted by the SEC for qualification as an “audit committee financial expert.” Mr. Williams served as Chairman and Chief Executive Officer of Suntrust Banks, Inc. from 1991 to 1998 and in such capacity has experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions and other relevant experience. Ms. Needham was formerly Managing Director, Global Automotive Research for Credit Suisse First Boston from August 2000 to June 2003.

Prior to that, Ms. Needham was a Principal, Automotive Research for Donaldson, Lufkin & Jenrette for six years. In both of these positions, Ms. Needham actively reviewed financial statements and prepared various financial analyses and evaluations of such financial statements and related business operations.

James B. Williams also serves on the audit committees of three other public companies: Rollins, Inc. and two of its related companies, RPC, Inc. and Marine Products Corporation. In compliance with the NYSE listing requirements, the Board has determined that such simultaneous service does not impair Mr. Williams’s ability to effectively serve on the Company’s Audit Committee.

Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee is authorized to review, recommend and approve the compensation of executive officers and other key employees of the Company, to administer the Company’s equity incentive plans, including the 1992 Stock Option and Incentive Plan, the 1999 Long-Term Incentive Plan and the Directors’ Deferred Compensation Plan, to establish and administer the 2004 Annual Incentive Bonus Plan (and any successor plan) applicable to the executive officers of the Company and to implement, administer and amend certain other benefit plans of the Company. This Committee also evaluates potential nominees for election to the Board and recommends candidates for consideration by the Board and shareholders. A description of the Committee’s policy regarding director candidates nominated by shareholders appears in “Director Nominating Process” above. In addition, the Committee is responsible for developing and recommending to the Board a set of corporate governance principles, as well as periodically reevaluating those corporate governance principles. The current members of the Compensation, Nominating and Governance Committee are J. Hicks Lanier (Chairman), John D. Johns, Richard W. Courts, II and James B. Williams. All members of the Compensation, Nominating and Governance Committee are independent of the Company and management, as defined in Sections 303.01(B)(2)(a) and (3) and 303A.02 of the NYSE listing standards. During 2004, the Compensation, Nominating and Governance Committee held five meetings. A current copy of the written charter of the Compensation, Nominating and Governance Committee is available on the Company’s website at www.genpt.com.

      Compensation of Directors. From January through September 2004, directors who were not full-time employees of the Company or its subsidiaries were paid $7,500 per fiscal quarter plus $1,100 per meeting attended, except the Chairmen of the Audit Committee and the Compensation, Nominating and Governance Committee who were paid $8,500 per fiscal quarter plus $1,100 per meeting attended. From October through December 2004, directors who were not full-time employees of the Company or its subsidiaries were paid $8,750 per fiscal quarter plus $1,250 per meeting attended, except the Chairmen of the Audit Committee and the Compensation, Nominating and Governance Committee who were paid $10,000 per fiscal quarter and $1,250 per meeting attended. This was the first increase in director fees in five years.
      Additionally, on August 16, 2004, each of the independent non-employee directors was granted 1,500 restricted stock units pursuant to the provisions of the Genuine Parts Company 1999 Long Term Incentive Plan. Each restricted stock unit represents a fully vested right to receive one share of Common Stock on August 16, 2009, or earlier upon a termination of service as a director by reason of death, disability or retirement, or upon a change in control of the Company.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth information as of February 21, 2005, as to persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company.

		Shares
		Beneficially		Percent
Title of Class	Name and Address of Beneficial Owner	Owned		of Class

Common Stock, $1.00 par value	Dodge & Cox One Sansome St., 35th Floor San Francisco, California 94104	21,119,638	(1)	12.1%

(1)	This information is based upon information included in a Schedule 13G/ A filed by Dodge & Cox on February 10, 2005. Dodge & Cox is a registered investment adviser. The reported shares are beneficially owned by clients of Dodge & Cox, which clients may include registered investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients.
COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
      Based on information provided to the Company, set forth in the table below is information regarding the beneficial ownership of Common Stock of the Company by the Company’s directors, the Named Executive Officers (as defined in “Executive Compensation and Other Benefits” below) and all directors, nominees for director and executive officers of the Company as a group as of February  21, 2005:

	Shares of Common		Percentage of
	Stock		Common Stock
Name	Beneficially Owned(1)		Outstanding

Mary B. Bullock	1,703	(2)	*
R. Bruce Clayton	3,123,697	(3)	1.8%
Richard W. Courts, II	398,139	(4)	*
Jean Douville	23,224	(5)	*
Thomas C. Gallagher	636,281	(6)	*
John D. Johns	6,056	(7)	*
Michael M.E. Johns, M.D.	11,242	(8)	*
J. Hicks Lanier	45,381	(9)	*
Wendy B. Needham	2,500	(10)	*
Jerry W. Nix	3,228,489	(11)	1.8%
Larry L. Prince	873,921	(12)	*
Lawrence G. Steiner	14,220	(13)	*
Robert J. Susor	1,185,109	(14)	*
Edward J. Van Stedum	74,142	(15)	*
James B. Williams	49,101	(16)	*
Directors, Nominees and Executive Officers as a Group (15 persons)	5,308,084	(17)	3.0%

*	Less than 1%.

(1)	Information relating to the beneficial ownership of Common Stock by directors, nominees for director and executive officers is based upon information furnished by each such individual using “beneficial ownership” concepts set forth in rules promulgated by the SEC under Section 13(d) of the Securities

Exchange Act of 1934. Except as indicated in other footnotes to this table, directors, nominees and executive officers possessed sole voting and investment power with respect to all shares set forth by their names. The table includes, in some instances, shares in which members of a director’s, nominee’s or executive officer’s immediate family have a beneficial interest and as to which such shares the director, nominee or executive officer disclaims beneficial ownership.

(2)	Includes (i) 1,500 restricted stock units which each represent a right to receive one share of Common Stock on August 16, 2009, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 203 shares of Common Stock equivalents held in Ms. Bullock’s stock account under the Directors’ Deferred Compensation Plan.

(3)	Includes 13,333 shares subject to stock options exercisable currently or within 60 days after February 21, 2005. In addition, Mr. Clayton is one of four trustees for 2,016,932 shares held in trust for Company employees under the Company Pension Plan and is also one of four trustees for 1,088,532 shares held in a benefit fund for Company employees. Mr. Clayton disclaims beneficial ownership to all such shares held in trust. Does not include 1,200 restricted stock units which each represent a right to receive one share of Common Stock on December 31, 2008, subject to earlier settlement in certain events.

(4)	Includes (i) 1,500 restricted stock units which each represent a right to receive one share of Common Stock on August 16, 2009, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 3,000 shares subject to stock options exercisable currently or within 60 days after February 21, 2005, (iii) 225 shares owned by Mr. Courts’ wife, as to which shares Mr. Courts disclaims beneficial ownership and (iv) 5,999 shares of Common Stock equivalents held in Mr. Court’s stock account under the Directors’ Deferred Compensation Plan. Also includes 1,350 shares held by a trust for which Mr. Courts is a trustee, 110,000 shares held by a charitable foundation of which Mr. Courts is the President and 276,065 shares held by certain charitable foundations for which Mr. Courts is a trustee and thereby has shared voting and investment power. Mr. Courts disclaims beneficial ownership as to the shares held by such trusts and foundations.

(5)	Includes (i) 18,690 shares subject to stock options exercisable currently or within 60 days after February 21, 2005 and (ii) 2,284 shares of Common Stock equivalents held in Mr. Douville’s stock account under the Directors’ Deferred Compensation Plan.

(6)	Includes 437,672 shares subject to stock options exercisable currently or within 60 days after February 21, 2005 and 946 shares owned jointly by Mr. Gallagher and his wife. Does not include 9,100 restricted stock units which each represent a right to receive one share of Common Stock on December 31, 2008, subject to earlier settlement in certain events.

(7)	Includes (i) 1,500 restricted stock units which each represent a right to receive one share of Common Stock on August 16, 2009, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 2,053 shares owned by Mr. Johns’ wife, as to which such shares Mr. Johns disclaims beneficial ownership and (iii) 2,503 shares of common stock equivalents held in Mr. Johns’ stock account under the Directors’ Deferred Compensation Plan.

(8)	Includes (i) 1,500 restricted stock units which each represent a right to receive one share of Common Stock on August 16, 2009, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 3,000 shares subject to stock options exercisable currently or within 60 days after February 21, 2005, (iii) 5,939 shares of Common Stock equivalents held in Dr. Johns’ stock account under the Directors’ Deferred Compensation Plan and (iv) 803 shares owned jointly by Dr. Johns and his wife.

(9)	Includes (i) 1,500 restricted stock units which each represent a right to receive one share of Common Stock on August 16, 2009, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 3,000 shares subject to stock options exercisable currently or within 60 days after February 21, 2005, (iii) 2,400 shares held by a trust for the benefit of Mr. Lanier as to which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustee and (iv) 9,900 shares held in four trusts for the benefit of Mr. Lanier’s siblings for which Mr. Lanier has sole voting power and has the ability to veto investment decisions made by the trustees. Mr. Lanier disclaims beneficial ownership as to these 9,900 shares. Also includes 2,250 shares owned by Oxford Industries Foundation, as to which Mr. Lanier has shared voting and investment power and as to which shares Mr. Lanier disclaims beneficial ownership. Also includes 24,831 shares held by a charitable foundation for which Mr. Lanier is one of six trustees and thereby has shared voting and investment power for such shares and as to which shares Mr. Lanier disclaims beneficial ownership.

(10)	Includes (i) 1,500 restricted stock units which each represent a right to receive one share of Common Stock on August 16, 2009, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement and (ii) 1,000 shares held jointly by Ms. Needham and her husband.

(11)	Includes 80,473 shares subject to stock options exercisable currently or within 60 days after February 21, 2005. Mr. Nix is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees and one of four trustees for 2,016,932 shares held in trust for Company employees under the Company’s Pension Plan. Mr. Nix disclaims beneficial ownership as to all such shares held in both trusts. Does not include 3,100 restricted stock units which each represent a right to receive one share of Common Stock on December 31, 2008, subject to earlier settlement in certain events.

(12)	Includes (i) 35,000 restricted stock units which each represent a right to receive one share of Common Stock on December 31, 2008, subject to earlier settlement in certain events, including a termination of service by reason of retirement, (ii) 374,534 shares subject to stock options exercisable currently or within 60 days after February 21, 2005 and (iii) 171,125 shares held by a charitable foundation for which Mr. Prince is a trustee and thereby has shared voting and investment power for such shares. Mr. Prince disclaims beneficial ownership as to such shares held in trust.

(13)	Includes (i) 1,500 restricted stock units which each represent a right to receive one share of Common Stock on August 16, 2009, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 3,000 shares subject to stock options exercisable currently or within 60 days after February 21, 2005, (iii) 1,313 shares owned by Mr. Steiner’s wife as to which such shares Mr. Steiner disclaims beneficial ownership and (iv) 2,407 shares held in trust for the benefit of Mr. Steiner, for which Mr. Steiner has sole voting and investment power.

(14)	Includes 63,806 shares subject to stock options exercisable currently or within 60 days after February 21, 2005 and 688 shares owned jointly by Mr. Susor and his wife. Mr. Susor is one of four trustees for 1,088,532 shares held in a benefit fund for Company employees. Mr. Susor disclaims beneficial ownership as to all such shares held in trust. Does not include 3,100 restricted stock units which each represent a right to receive one share of Common Stock on December 31, 2008, subject to earlier settlement in certain events.

(15)	Includes 68,720 shares subject to stock options exercisable currently or within 60 days after February 21, 2005.

(16)	Includes (i) 1,500 restricted stock units which each represent a right to receive one share of Common Stock on August 16, 2009, subject to earlier settlement in certain events, including a termination of service as a director by reason of retirement, (ii) 3,000 shares subject to stock options exercisable currently or within 60 days after February 21, 2005 and (iii) 14,602 shares of Common Stock equivalents held in Mr. Williams’ stock account under the Directors’ Deferred Compensation Plan.

(17)	Includes 1,119,228 shares or rights issuable to certain executive officers and directors upon the exercise of options or RSUs that are exercisable currently or within 60 days after February 21, 2005; 1,088,532 shares held in a benefit fund for Company employees; 2,016,932 shares held in trust for the Company’s employees under the Company’s Pension Plan; and 31,530 shares held as Common Stock equivalents in directors’ stock accounts under the Directors’ Deferred Compensation Plan. The share amounts for Mr. Courts and Mr. Prince each include 171,125 shares held by the John Bulow Campbell Foundation of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The share amounts for Messrs. Susor, Clayton and Nix each include the 1,088,532 shares mentioned above as held in a benefit fund for Company employees of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure. The share amounts for Messrs. Clayton and Nix each include the 2,016,932 shares mentioned above as held in trust for Company employees under the Company’s Pension Plan of which each of the foregoing individuals is a trustee; such shares have been included only once in calculating this figure.

EXECUTIVE COMPENSATION AND OTHER BENEFITS
      The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2004, 2003 and 2002, of the Company’s Chief Executive Officer, former Chief Executive Officer and the other four most highly compensated executive officers of the Company for 2004 (for the purposes of this and other tables and discussion in this proxy statement concerning executive compensation, these six individuals shall be referred to as the “Named Executive Officers”):
Summary Compensation Table

					Long Term
					Compensation Awards
	Annual Compensation
					Restricted	Securities	All Other
				Other Annual	Stock	Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Awards($)(1)	Options/SARs(#)	($)(2)

Larry L. Prince(3)	2004	775,000	1,302,000	22,784	1,280,300	—	2,600
Chairman of the	2003	750,000	625,845	24,798	—	—	2,400
Board	2002	720,000	819,866	18,137	—	200,000	2,200
Thomas C. Gallagher(3)	2004	597,500	1,049,400	20,582	332,878	69,000	2,600
President, Chief	2003	542,000	427,924	13,139	—	—	2,400
Executive Officer,	2002	520,000	560,242	33,388	—	150,000	2,200
Chief Operating Officer and Director
Jerry W. Nix	2004	320,000	330,800	—	113,398	24,000	2,600
Executive Vice	2003	275,000	162,928	—	—	—	2,400
President —	2002	260,000	210,222	—	—	45,000	2,200
Finance and Chief
Financial Officer
Robert J. Susor	2004	320,000	297,200	—	113,398	24,000	2,600
Executive Vice	2003	292,500	127,095	—	—	—	2,400
President	2002	260,000	136,644	—	—	35,000	2,200
Edward J. Van Stedum(4)	2004	248,000	246,800	—	51,212	10,800	2,600
Senior Vice	2003	240,000	118,622	—	—	—	2,400
President —	2002	230,000	155,125	—	—	30,000	2,200
Human Resources
R. Bruce Clayton(4)	2004	241,500	124,800	—	43,896	9,000	2,600
Senior Vice	2003	230,000	59,054	—	—	—	2,400
President —	2002	220,000	77,080	—	—	20,000	2,200
Human Resources

(1)	Represents restricted stock units that each represent a contingent right to receive one share of Company common stock in the future. The restricted stock units were earned on December 31, 2004 (provided certain pre-tax targets were achieved by the Company for fiscal year 2004) and will vest and be settled in shares of common stock on December 31, 2008 if the executive is still employed by the Company on such date, subject to earlier settlement in the event of (i) the executive’s retirement from the Company after December 31, 2004, (ii) the executive’s employment with the Company is terminated due to his death or disability or (iii) a change in control of the Company. Any dividends paid on the Company’s common stock will be converted into additional restricted stock units. Based on the closing price of the Company’s common stock on December 31, 2004 ($44.06), the aggregate number and value of all restricted stock units held by the Named Executive Officers as of such date were as follows: Mr. Prince: 35,000 RSUs valued at $1,542,100; Mr. Gallagher: 9,100 RSUs valued at $400,946; Mr. Nix: 3,100 RSUs valued at $136,586; Mr. Susor: 3,100 RSUs valued at $136,586; Mr. Van Stedum 1,400 RSUs valued at $61,684; Mr. Clayton 1,200 RSUs valued at $52,872. In addition, as of December 31, 2004, Mr. Prince held 15,000 shares of restricted stock valued at $660,900 and Mr. Gallagher held 7,500 shares of restricted stock valued at $330,450.

(2)	For 2004, 2003 and 2002, amounts of “All Other Compensation” reflect Company matching contributions pursuant to the Genuine Partnership Plan (a qualified salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”)).

(3)	Mr. Gallagher was elected by the Board of Directors to succeed Mr. Prince as the Company’s President and Chief Executive Officer effective as of August 16, 2004, and as Chairman of the Board on February 21, 2005.

(4)	On November 15, 2004, Mr. Clayton was elected by the Board of Directors to succeed Mr. Van Stedum as the Company’s Senior Vice President — Human Resources. Mr. Van Stedum retired on January 1, 2005.

SAR Grants in Fiscal 2004
      The following table contains information about awards of stock appreciation rights made to the Named Executive Officers on April 19, 2004 under the 1999 Long-Term Incentive Plan. No other SARs or stock options were granted to the Named Executive Officers during 2004. See “Compensation, Nominating and Governance Committee Report on Executive Compensation” below.

	Number of
	Securities	% of Total	Exercise
	Underlying	SARs Granted	or Base		Grant Date
	SARs Granted	to Employees	Price		Present
Name	(#)(1)	in Fiscal Year	($/Share)	Expiration Date	Value($)(2)

Larry L. Prince	0	—	—	—	—
Thomas C. Gallagher	69,000	6%	$36.58	April 19, 2014	478,860
Jerry W. Nix	24,000	2%	$36.58	April 19, 2014	166,560
Robert J. Susor	24,000	2%	$36.58	April 19, 2014	166,560
Edward J. Van Stedum	10,800	1%	$36.58	April 19, 2014	74,952
R. Bruce Clayton	9,000	1%	$36.58	April 19, 2014	62,460

(1)	Each SAR represents the right to receive from the Company upon exercise an amount, payable in shares of common stock, equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise over the base value per share. The SARs were granted with a base value equal to the fair market value of the Company’s common stock on the date of grant. The SARs vest in equal annual installments on each of the first three anniversaries of the grant date, subject to accelerated vesting upon a termination of employment due to death, disability or retirement more than one year after the date of grant of the SAR, or upon a change in control of the Company.

(2)	Based on the Black-Scholes option pricing model for use in valuing executive stock options. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option or SAR. The actual value, if any, a Named Executive Officer may realize will depend on the excess of the stock price over the base value on the date the SAR is exercised, so that there is no assurance the value realized by a Named Executive Officer will be at or near the value estimated by the Black-Scholes model. The value calculations for the SARs listed above are based on the following assumptions: interest rate (based on the ask yield to maturity on a U.S. Treasury strip with a maturity equal to the term of the relevant SAR) of 4.0% for ten year SARs; expected dividend yield over the expected life of the SAR of 3.74%; volatility of 22.72% based upon standard deviation of annual returns of the Common Stock over the expected life of the SARs (8 years); turnover of 4.44% based on historical pattern of existing grants; and a date of exercise no sooner than the date first exercisable under the terms of the SAR and no later than the expiration date of the SAR.

Aggregated Option Exercises in Fiscal 2004
and Fiscal Year-End Option/ SAR Values
      The following table sets forth information with respect to stock options exercised by the Named Executive Officers during 2004 and the value of unexercised stock options and SARs granted in prior years under the 1999 Long-Term Incentive Plan to the Named Executive Officers and held by them as of December 31, 2004:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options/SARs		Options/SARs
		Value	at Fiscal Year-End(#)		at Fiscal Year-End($)(2)
	Shares Acquired	Realized
Name	on Exercise(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Larry L. Prince	286,471	3,643,331	371,452	82,077	5,505,513	980,440
Thomas C. Gallagher	45,000	744,900	434,590	134,410	5,915,772	1,296,223
Jerry W. Nix	11,000	166,582	77,358	61,642	1,069,271	757,534
Robert J. Susor	2,200	22,414	68,191	58,309	895,234	717,471
Edward J. Van Stedum	6,062	98,583	65,605	44,133	756,277	629,154
R. Bruce Clayton	16,000	134,479	13,333	15,667	160,263	147,457

(1)	Value Realized represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)	Represents the fair market value as of December 31, 2004 ($44.06 per share closing stock price) of the shares underlying options and SARS, less the exercise price of the options and base value of the SARs.

Pension Plan Table
      The following table illustrates the combined (total) benefits payable annually under the Company’s Pension Plan and the Supplemental Retirement Plan to a participant with certain years of credited service and with certain final average earnings, assuming (i) retirement at age 65, (ii) the estimated maximum Social Security benefit payable to a participant retiring on December 31, 2004 and (iii) the benefit is paid as a single life annuity.
Years of Credited Service

Final Average
Annual
Earnings	15	20	25	30	35	40	45

400,000	150,040	160,040	170,040	180,040	190,040	200,040	210,040
450,000	170,040	181,290	192,540	203,790	215,040	226,290	237,540
500,000	190,040	202,540	215,040	227,540	240,040	252,540	265,040
600,000	230,040	245,040	260,040	275,040	290,040	305,040	320,040
700,000	270,040	287,540	305,040	322,540	340,040	357,540	375,040
800,000	310,040	330,040	350,040	370,040	390,040	410,040	430,040
900,000	350,040	372,540	395,040	417,540	440,040	462,540	485,040
1,000,000	390,040	415,040	440,040	465,040	490,040	515,040	540,040
1,100,000	430,040	457,540	485,040	512,540	540,040	567,540	595,040
1,200,000	470,040	500,040	530,040	560,040	590,040	620,040	650,040
1,300,000	510,040	542,540	575,040	607,540	640,040	672,540	705,040
1,400,000	550,040	585,040	620,040	655,040	690,040	725,040	760,040
1,500,000	590,040	627,540	665,040	702,540	740,040	777,540	815,040
1,600,000	630,040	670,040	710,040	750,040	790,040	830,040	870,040
1,700,000	670,040	712,540	755,040	797,540	840,040	882,540	925,040
      The Pension Plan Table above covers retirement benefits payable to the Named Executive Officers pursuant to (i) a noncontributory tax qualified pension plan (the “Pension Plan”) providing monthly benefits upon retirement to eligible employees (employees become eligible to participate in the Pension Plan after attaining age 21 and completing twelve months of service and 1,000 hours of service during such twelve months) and (ii) a “Supplemental Retirement Plan” maintained solely for the purpose of providing retirement benefits for key employees in excess of the limitations on Pension Plan benefits imposed by the Code.
      Each year the Company contributes an amount to the Pension Plan that is actuarially determined. Retirement benefits are based on a participant’s years of service and average monthly pay during the participant’s five highest paid years out of the participant’s last ten years of service prior to termination of employment and benefits may be reduced by 50% of the participant’s Social Security benefits. Normal retirement age is 65; early retirement can be taken at age 55 with 15 years of credited service.
      The Code limits the amount of the annual benefits that may be payable under the Pension Plan. For 2004, this limit was $165,000 per year. Such amounts payable under the Pension Plan would be reduced by any other benefit payable to a participant under any collectively bargained pension or pension plan to which the Company has contributed.
      The Supplemental Retirement Plan is nonqualified, noncontributory and unfunded and is intended to be exempt from the participation, vesting, funding and fiduciary requirements of the Employee Retirement Income Security Act of 1974. Only persons whose annual, regular earnings are expected to be equal to or greater than the compensation limitation of Code Section 401(a)(17) ($205,000 in 2004) or such other dollar limitations as may be imposed by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors may participate in the Supplemental Retirement Plan. The Compensation, Nominating and Governance Committee reserves the right, however, to exclude an otherwise eligible employee from participating in the Supplemental Retirement Plan. All of the Named Executive Officers are

participants in the Supplemental Retirement Plan. The Supplemental Retirement Plan provides that each participant will receive for the remainder of his or her life an additional payment equal to the difference between (i) the amount the executive received under the Pension Plan and (ii) the full retirement income which the executive would have been entitled to receive under the Pension Plan had such Pension Plan income not been limited by the Code.
      For the Named Executive Officers, salary and bonus (as reflected on IRS Form W-2) approximates the compensation used to calculate combined (total) retirement benefits under the Pension Plan and the Supplemental Retirement Plan. The Named Executive Officers have the following number of years of credited service to the Company for purposes of calculating retirement benefits: Larry L. Prince — 46 years; Thomas C. Gallagher — 34 years; Jerry W. Nix — 26 years; Robert J. Susor — 36 years; Edward J. Van Stedum — 9 years; and R. Bruce Clayton — 8 years.
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
Overview
      The Compensation, Nominating and Governance Committee of the Company’s Board of Directors (the “Committee”) is composed entirely of individuals who are independent outside directors. The Committee is responsible, among other matters, for making decisions with respect to the Company’s executive compensation policies. In addition, pursuant to authority granted by the Board of Directors, the Committee determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. In making decisions regarding executive compensation, the Committee has attempted to implement a policy that serves the financial interests of the Company’s shareholders while providing appropriate incentives to its executive officers.
Policy Relative to Code Section 162(m)
      Code Section 162(m) disallows the deduction for certain annual compensation in excess of $1,000,000 paid to certain executive officers of the Company, unless the compensation qualifies as “performance-based” under Code Section 162(m). Compensation payable under the Company’s annual bonus program for its executive officers, which was approved by the Company’s shareholders at the 2004 Annual Meeting of Shareholders, is designed to qualify as “performance-based” and therefore to be fully deductible by the Company. In addition, the 1999 Long-Term Incentive Plan permits the grant of stock options and stock appreciation rights that are fully deductible under Code Section 162(m). It is the Committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.
Elements of Executive Compensation
      The Company’s executive officers receive compensation comprised of base salaries, annual incentive bonuses, long-term incentive compensation in the form of stock options or stock appreciation rights, restricted stock and various benefits, including medical and pension plans.

Base Salary
      The Committee sets base salaries for the Company’s executive officers at levels generally below what it believes to be competitive salary levels in order to maintain an emphasis on incentive compensation. The Committee sets the base salary of the Chief Executive Officer based on (i) the Chief Executive Officer’s base salary in the prior year; (ii) increases in the cost of living; (iii) increased responsibilities; (iv) the levels of Chief Executive Officer compensation granted by the other companies that are included in the Peer Index (as defined on page 20 of this proxy statement); (v) the past performance (including the achievement in the prior fiscal year of certain Goals, as described below) and (vi) specific skills of the Chief Executive Officer as they relate to the needs of the Company. The Committee’s review of the foregoing factors is subjective and the Committee assigns no fixed value or weight to any of the factors when making its decisions regarding base salary. The Committee and the Chief Executive Officer set the base salary of every other executive officer of the Company based upon the same criteria relative to the position held.

Annual Incentive Bonuses
      In order to maximize the interests of the Company’s shareholders and its management, the Committee makes extensive use of annual incentive bonuses based on the performance factors set forth below as a part of each executive’s compensation. Pursuant to the Company’s Annual Incentive Bonus Plan (the “Annual Incentive Plan”), the Committee sets annual bonuses such that an executive officer’s annual bonus, assuming the Company achieves certain targets or goals, is approximately 54% of his or her total annual compensation. However, if the Company’s performance fluctuates markedly from the targets established by the Company, the executive officer may receive no bonus, or may receive an annual bonus that constitutes as much as 65% of total annual compensation, depending upon the extent and direction of such fluctuations.
      Each fiscal year, including 2004, the Committee sets the level of annual bonuses to be awarded to the Chief Executive Officer and other executive officers under the Annual Incentive Plan, based upon goals set by the Company. The goals set by the Company for projected pre-tax profit (the “Profit Goals”) receive the most emphasis in calculating annual bonuses by the Committee since these goals most forcefully tie the interests of the Company’s shareholders and its executive officers together.
      The Company’s goals are determined by aggregating all of the Profit Goals established at the lower levels of the Company and its subsidiaries (the “base goals”). Each base goal is set based upon (i) the prior year’s performance by a particular store, branch or distribution center, (ii) the overall economic outlook of the region served by the particular store, branch or distribution center setting the base goal and (iii) specific market opportunities. The formulation of the base goals is influenced to a degree by the Company’s management which often attempts to set the tone and emphasis of base goals based on its interpretations of the above factors.
      Once the base goals have been compiled into the Company’s Goals, the Committee reviews and ratifies their content, then sets the annual bonus schedule for the Company’s Named Executive Officers based upon the Company’s Goals. The annual bonuses for certain other executive officers of the Company are based on the aggregate base goals for the division or divisions of the Company for which they are responsible.
      For fiscal year 2004, Larry L. Prince, the Company’s Chief Executive Officer until August 16, 2004, earned a bonus equal to 63% of his total annual compensation and Thomas C. Gallagher, who succeeded Mr. Prince as the Company’s Chief Executive Officer, earned a bonus equal to 64% of his total annual compensation.

Long-Term Incentive Compensation —
Stock Appreciation Rights and Performance Restricted Stock Units
      During 2004, the Committee provided long-term incentive compensation to the Company’s executive officers in the form of Stock Appreciation Rights and Performance Restricted Stock Units under the 1999 Long-Term Incentive Plan (the “1999 Plan”). The Committee believes that these equity grants are an effective way for the Company to align the interests of the Company’s executives with its shareholders.
      In granting such equity awards, the Committee considered (i) the recipient’s level of responsibility; (ii) the recipient’s specific function within the Company’s overall organization; (iii) the profitability of the Company (for top executive officers such as the Chief Executive Officer), or other subdivision of the Company, as is appropriate in connection with the recipient’s position(s); (iv) the number of awards granted to executive officers by the other companies that are included in the Peer Index; and (v) the amount of awards currently held by the executive officer. The Committee’s review of the foregoing factors was subjective and the Committee assigned no fixed value or weight to any of the factors when making its decisions regarding grants. In 2004, the Committee granted Stock Appreciation Rights of 1,146,600 shares of Common Stock at fair market value on the date of grant to 266 key employees, including each of the Named Executive Officers, except Mr. Prince. The grants ranged in size from 1,000 to 69,000 shares, with Mr. Gallagher, who was serving as the Company’s President and Chief Operating Officer at the time of grant, receiving the largest such grant. Additionally, the Committee granted Performance Restricted Stock Units totaling 123,800 units to 49 key employees, including each of the Named Executive Officers. The grants ranged in size from 400 units to 35,000 units, with Mr. Prince, who was serving as the Company’s Chief Executive Officer at the time of grant, receiving the largest such grant.
      Beginning on January 1, 2003, the Company began prospectively accounting for all subsequent stock compensation awards, including stock options, stock appreciation rights and restricted stock awards in accordance with SFAS No. 123 and the Company records the fair value of an award as a compensation expense as of the date of grant.

Members of the Compensation, Nominating and
Governance Committee in 2004:

J. Hicks Lanier (Chairman)
Richard W. Courts, II
John D. Johns
James B. Williams
COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION
      The following directors served on the Compensation, Nominating and Governance Committee during 2004: Richard W. Courts, II, John D. Johns, J. Hicks Lanier and James B. Williams. None of such persons was an officer or employee of the Company during 2004. Mr. Lanier is Chief Executive Officer and Chairman of the Board of Oxford Industries, Inc., one of whose directors is the Company’s Chairman, President and Chief Executive Officer, Thomas C. Gallagher.
CHANGE OF CONTROL AND
EMPLOYMENT TERMINATION ARRANGEMENTS
      The Company has entered into severance agreements (“Severance Agreements”) with each of its Named Executive Officers, with the exception of Mr. Clayton. Each Severance Agreement provides that following a change in the control of the Company (as defined in the agreements), if the executive officer’s employment with the Company terminates, voluntarily or involuntarily, for any reason or for no reason, within two years after the change of control (but prior to the executive officer’s reaching age 65), the executive officer will be entitled to receive the following severance payment:

(1) If the executive officer is younger than age 62 at the time of termination of his employment, the executive officer shall receive an amount equal to one dollar less than a sum equal to three times his average annual compensation for the five full taxable years ending before the date of the change of control (the “Base Severance Amount”); or

(2) If the officer is age 62 or older at the time of termination of his employment, he shall receive an amount computed by dividing the Base Severance Amount by 36 and multiplying the result of that division by the number of whole months between the date of termination of employment and the date the executive officer would reach age 65.
      In addition, if an executive officer incurs a federal excise tax with respect to any part or all of the amounts received pursuant to his Severance Agreement, the Company is required to pay the executive officer a sum equal to such excise tax so incurred by the executive officer plus all excise taxes and federal, state and local income taxes incurred by the executive officer with respect to receipt of this additional payment. Furthermore, the Company has agreed to pay all legal fees and expenses incurred by an executive officer in the pursuit of the rights and benefits provided by his Severance Agreement.
      These Severance Agreements will remain in effect as long as each executive officer remains employed by the Company.
      The Company’s Supplemental Retirement Plan provides that in the event of a “change of control” of the Company (as defined therein) (i) any participant whose employment is terminated for any reason during the five year period following the change of control and who prior to such termination of employment had attained age 55 and completed 15 or more years of credited service for vesting purposes, shall be entitled to receive a lump sum payment equal to the actuarially determined value of the supplemental retirement income accrued by the participant as of the date of his or her termination and (ii) any participant who has previously terminated employment and either was receiving supplemental retirement income under the Supplemental Retirement Plan at the time of the change of control or is entitled to receive such benefits in the future shall receive a lump sum payment equal to the actuarially determined value of his or her unpaid supplemental retirement income. For purposes of these provisions, the Supplemental Retirement Plan states that actuarial equivalents shall be determined using the mortality and interest rate assumption set forth in the Pension Plan.

PERFORMANCE GRAPH
      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return (“shareholder return”) on the Company’s Common Stock against the shareholder return of the S&P’s 500 Stock Index and a Peer Group Composite Index (structured by the Company as set forth below) for the five year period commencing December 31, 1999 and ended December 31, 2004. This graph assumes that $100 was invested on December 31, 1999 in Genuine Parts Company Common Stock, the S&P 500 Stock Index (the Company is a member of the S&P 500 and its individual shareholder return went into calculating the S&P 500 results set forth in this performance graph) and a Peer Group Composite Index constructed by the Company as set forth below and assumes reinvestment of all dividends.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Genuine Parts Company, S&P 500 Index & Peer Group Composite Index
Shareholder’s Return ($) at Fiscal Year

	1999	2000	2001	2002	2003	2004

Genuine Parts Company	100.00	111.06	161.49	140.19	156.87	214.75
S&P 500	100.00	90.90	80.99	62.19	80.03	88.73
Peer Index	100.00	90.92	109.33	94.50	128.38	151.29
      In constructing the Peer Group Composite Index (“Peer Index”) for use in the performance graph above, the Company used the shareholder returns of various publicly held companies (weighted in accordance with each such company’s stock market capitalization at December 31, 1999 and including reinvestment of dividends) that compete with the Company in three industry segments: automotive parts, industrial parts and office products (each group of companies included in the Peer Index as competing with the Company in a separate industry segment is hereinafter referred to as a “Peer Group”). Included in the automotive parts Peer Group are those companies making up the Dow Jones Auto Parts and Equipment Index (the Company is a member of such industry group and its individual shareholder return was included when calculating the Peer Index results set forth in this performance graph). Included in the industrial parts Peer Group are Applied Industrial Technologies, Inc. and Kaman Corporation and included in the office products Peer Group is United Stationers Inc. The Peer Index for 2004 does not break out a separate electrical/electronic peer due to that fact that there is currently no true market comparative. The electrical/electronic component of sales is redistributed to the Company’s other segments on a pro rata basis to calculate the final Peer Index.

      In determining the Peer Index, each Peer Group was weighted to reflect the Company’s annual net sales in each industry segment. Each industry segment of the Company comprised the following percentages of the Company’s net sales for the fiscal years shown:

Industry Segment	2000	2001	2002	2003	2004

Automotive Parts	49.56%	51.51%	52.27%	52.76%	51.92%
Industrial Parts	27.89%	27.07%	27.08%	26.56%	27.51%
Office Products	15.91%	16.72%	16.84%	17.17%	16.90%
Electrical/Electronic Materials	6.64%	4.70%	3.81%	3.51%	3.67%
PROPOSAL 2
RATIFICATION OF SELECTION OF AUDITORS
      The Audit Committee of the Board of Directors has selected Ernst & Young LLP as independent auditors for the Company for the current fiscal year ending December 31, 2005. The Audit Committee has also pre-approved the engagement of Ernst & Young LLP to provide federal, state and international tax return preparation, advisory and related services to the Company during 2005. Although ratification by the shareholders of the selection of Ernst & Young LLP as independent auditors is not required by law or by the Bylaws of the Company, the Audit Committee believes it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent auditors in auditing the Company’s financial statements and internal control over financial reporting. If this selection is not ratified at the Annual Meeting, the Company’s Audit Committee intends to reconsider its selection of independent auditors for the fiscal year ending December 31, 2005.
      Ernst & Young LLP served as independent auditors for the Company for the fiscal year ended December 31, 2004. Representatives of that firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
Audit Fees
      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s financial statements for 2003 and 2004, the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 and for the reviews of the Company’s financial statements included in the Company’s Forms 10-Q filed with the SEC during 2003 and 2004 were approximately $1.8 million and $4.8 million, respectively. The increase of approximately $3.0 million in 2004 was principally due to the addition of the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004 as required by Section 404 of the Sarbanes-Oxley Act of 2002.
Audit Related Fees
      The aggregate fees billed by Ernst & Young LLP for 2003 and 2004 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under the caption “Audit Fees” were approximately $469,000 and $101,000, respectively. These services primarily related to the Company’s benefit plans, audit consultations and internal control matters.
Tax Fees
      The aggregate fees billed by Ernst & Young LLP for 2003 and 2004 for professional services rendered for tax compliance, tax advice and tax planning for the Company were $2.2 million ($1.8 million for tax compliance and $400,000 for tax planning) and $1.9 million ($1.8 million for tax compliance and $100,000 for tax planning), respectively.

All Other Fees
      No fees were billed by Ernst & Young LLP for professional services rendered during 2003 and 2004 other than as stated above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees.”
Audit Committee Pre-Approval Policy
      Under the Audit Committee’s Charter and Pre-Approval Policy, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit related and non-audit services to be provided by the independent auditors. Unless a service to be provided by the independent auditors has received approval under the Pre-Approval Policy, it will require specific pre-approval by the Audit Committee. The Pre-Approval Policy is detailed as to the particular services to be provided and the Audit Committee is to be informed about each service provided. Non-audit services may be approved by the Chairman of the Committee and reported to the full Audit Committee at its next meeting but may not be approved by the Company’s management. The term of any pre-approval is twelve months, unless the Audit Committee specifically provides for a different period.
      The Audit Committee will approve the annual audit engagement terms and fees prior to the commencement of any audit work other than that necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The Audit Committee also will approve changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items, if any. In the event audit related or non-audit services that are pre-approved under the Pre-Approval Policy have an estimated cost in excess of certain dollar thresholds, these services require specific pre-approval by the Audit Committee or by the Chairman of the Audit Committee.
      In determining the approval of services by the independent auditors, the Audit Committee or its Chairman evaluates each service to determine whether the performance of such service would: (a) impair the auditor’s independence; (b) create a mutual or conflicting interest between the auditor and the Company; (c) place the auditor in the position of auditing his or her own work; (d) result in the auditor acting as management or an employee of the Company; or (e) place the auditor in a position of being an advocate for the Company. In no event are monetary limits the only basis for the pre-approval of services.
      All of the services described above under the captions “Audit Fees,” “Audit Related Fees” and “Tax Fees” were approved by the Company’s Audit Committee pursuant to legal requirements and the Company’s Audit Committee Charter and Pre-Approval Policy.
Audit Committee Review
      The Company’s Audit Committee has reviewed the services rendered by Ernst & Young LLP during 2004. The Audit Committee has determined that the services rendered that were not directly related to the audit of the Company’s financial statements or internal control over financial reporting are compatible with maintaining the independence of Ernst & Young LLP as the Company’s independent auditors.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.
AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors is comprised of five directors who are independent directors as defined under the NYSE corporate governance listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.
      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements for the year ended December 31, 2004 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2004 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including a discussion of the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and the independent auditors the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Annual Report to Shareholders for the year ended December 31, 2004.
      The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and the letter provided by the independent auditors to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibilities of non-audit services with the auditors’ independence.
      The Committee discussed with the Company’s independent auditors the overall scope and plans for their integrated audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2004 for filing with the Securities and Exchange Commission. The Audit Committee and Board of Directors have also approved the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.

Members of the Audit Committee in 2004

James B. Williams (Chairman)
Mary B. Bullock
Michael M.E. Johns, M.D.
Wendy B. Needham
Lawrence G. Steiner

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons.
SOLICITATION OF PROXIES
      The cost of soliciting proxies will be borne by the Company. The Company has retained Georgeson Shareholder to assist in the solicitation of proxies for a fee of approximately $9,000 and reimbursement of certain expenses and officers and regular employees of the Company, at no additional compensation, may also assist in the solicitation. Solicitation will be by mail, telephone, Internet, or personal contact.
OTHER MATTERS
      Management does not know of any matters to be brought before the Annual Meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy and this proxy statement properly come before the Annual Meeting, the persons designated as proxies will vote thereon as recommended by the Board of Directors or, if the Board of Directors makes no recommendation, in accordance with their best judgment.
      Whether or not you expect to be present at the Annual Meeting in person, please vote, sign, date and return the enclosed proxy card promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States. Or, if you prefer, you can vote by telephone or Internet voting by following the instructions on the enclosed proxy card.
SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING
      Proposals of shareholders of the Company intended to be presented for consideration at the 2006 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices on or before November 4, 2005, in order to be included in the Company’s proxy statement and form of proxy relating to the 2006 Annual Meeting of Shareholders. In addition, with respect to any shareholder proposal that is not submitted for inclusion in the proxy statement and form of proxy relating to the 2006 Annual Meeting of Shareholders, but is instead sought to be presented directly to the shareholders at the 2006 Annual Meeting, management will be able to vote proxies in its discretion if either (i) the Company does not receive notice of the proposal before the close of business on January 18, 2006, or (ii) the Company receives notice of the proposal before the close of business on January 18, 2006 and advises shareholders in the proxy statement for the 2006 Annual Meeting about the nature of the proposal and how management intends to vote on the proposal, unless the shareholder notifies the Company by January 18, 2006 that it intends to deliver a proxy statement with respect to such proposal and thereafter takes the necessary steps to do so.

							Please mark your votes as indicated in this example	☒
		FOR all nominees listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below			FOR	AGAINST	ABSTAIN
1.	Election of the following three nominees as Class I directors of Genuine Parts Company:	☐	☐	2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.	☐	☐	☐
IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE “FOR” PROPOSAL 1.

Nominees: Class I — (01) Thomas C. Gallagher, (02) John D. Johns and (03) Lawrence G. Steiner

To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the following line:

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s)						Date:		, 2005

IMPORTANT: Please sign this Proxy exactly as your name or names appear above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ù  FOLD AND DETACH HERE  Ù

DETACH CARD
Please detach proxy at perforation before mailing.
YOU MAY VOTE BY TELEPHONE OR THE INTERNET.

If you are voting by telephone or the Internet, please do not mail your proxy.

Vote By Telephone Call Toll-Free using a Touch-Tone phone 1-800-542-1160	Vote By Internet Access the Website and cast your vote http://www.votefast.com	Vote By Mail Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your telephone or internet vote must be received by 11:59 p.m. eastern daylight time on April 17, 2005, to be counted in the final tabulation. Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed, dated and returned your proxy card.

à

Vote By Telephone
 Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a Touch-Tone phone. You can follow the simple prompts that will be presented to you to record your vote.

Vote By Internet
 Have your proxy card available when you access the website http://www.votefast.com. You can follow the simple prompts that will be presented to you to record your vote.

Vote By Mail
 Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: SunTrust Bank, Atlanta, P.O. Box 4625, Atlanta, GA 30302.

To Change Your Vote
 Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent internet vote will change your vote. The last vote received before 11:59 p.m. eastern daylight time, April 17, 2005, will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

PROXY

GENUINE PARTS COMPANY

Proxy Solicited by the Board of Directors of Genuine Parts Company for the
Annual Meeting of Shareholders to be held April 18, 2005

     The undersigned hereby appoints LARRY L. PRINCE and THOMAS C. GALLAGHER, or either of them, with the individual power of substitution, proxies to vote all shares of Common Stock of Genuine Parts Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on April 18, 2005 and at any reconvened Meeting following any adjournment thereof. Said proxies will vote on the proposals set forth in the Notice of Annual Meeting and Proxy Statement as specified on this card, and are authorized to vote in their discretion as to any other matters that may properly come before the meeting.

(Continued and to be signed on reverse side)

Ù  FOLD AND DETACH HERE  Ù